Dreyfus Founders Funds, Inc.
File No. 811-1018
Form N-SAR
Item 77.D.

Changes in Policies with Respect to Security Investment

Government Securities Fund

During the six months ended December 31, 2001, the Board of Directors of Dreyfus Founders Funds, Inc. approved a change in the investment policy of Dreyfus Founders Government Securities Fund. The Government Securities Fund's prospectus describes the Fund's principal investment strategy, in relevant part, as follows:

      Government Securities Fund seeks current income. To pursue this goal, the Fund normally invests at least 65% of its total assets in obligations of the U.S. government. These include Treasury bills, notes, and bonds and Government National Mortgage Association (GNMA) pass-through securities, which are supported by the full faith and credit of the U.S. Treasury, as well as obligations of other agencies and instrumentalities of the U.S. government. Additionally, the Fund may invest in securities issued by foreign governments and/or their agencies. However, the Fund will not invest more than 25% of its total assets in the securities of any one foreign country.

      The maturity of the Fund's investments will be long (10 or more years), intermediate (three to 10 years), or short (three years or less). The proportion invested by the Fund in each category will vary depending upon our evaluation of market patterns and trends.

The Board approved a revision of these paragraphs to read as follows, effective May 1, 2002:

      Government Securities Fund seeks current income. To pursue this goal, the Fund normally invests at least 80% of its total assets in obligations of the U.S. government. These include Treasury bills, notes, and bonds and Government National Mortgage Association (GNMA) pass-through securities, which are supported by the full faith and credit of the U.S. Treasury, as well as obligations of other agencies and instrumentalities of the U.S. government. Additionally, the Fund may invest in securities issued by foreign governments and/or their agencies. However, the Fund will not invest more than 20% of its total assets in the securities of any one foreign country.

      The weighted average maturity of the Fund will vary depending on our evaluation of market conditions, patterns and trends. There are no limitations on the Fund's overall maturity, nor on the maturity of any individual issues in the Fund.

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International Equity Fund

In addition, the Board approved a change in the investment policy of Dreyfus Founders International Equity Fund. The International Equity Fund's prospectus describes the Fund's principal investment strategy, in relevant part, as follows:

      International Equity Fund, an international fund, seeks long-term growth of capital. To pursue this goal, the Fund normally invests at least 65% of its total assets in foreign equity securities from a minimum of three countries outside the United States, including both established and emerging economies.

The Board approved a change in the reference to "65%" in the second sentence above to read "80%," effective May 1, 2002.

Mid-Cap Growth Fund

The Board also approved a change in the investment policy of Dreyfus Founders Mid-Cap Growth Fund. The Mid-Cap Growth Fund's prospectus describes the Fund's principal investment strategy, in relevant part, as follows:

      Mid-Cap Growth Fund seeks capital appreciation by emphasizing investments in equity securities of medium-size companies with favorable growth prospects. To pursue this goal, the Fund will normally invest at least 65% of its total assets in equity securities of companies within the market capitalization range of companies comprising the Standard & Poor's MidCap 400 Index.

The Board approved a change in the reference to "65%" in the second sentence above to read "80%," and the reference to the "Standard & Poor's MidCap 400 Index" to read "Russell Midcap Growth Index," both effective May 1, 2002.

Note: At its March 8, 2002 meeting, the Board of Directors will be asked to approve a change in the foregoing new 80% policies for the Government Securities, International Equity and Mid-Cap Growth Funds to have them apply to the respective Funds' net assets, rather than total assets, when the policies become effective on May 1, 2002.

Passport Fund

The Board also approved a change in the investment policy of Dreyfus Founders Passport Fund. The Passport Fund's prospectus describes the Fund's principal investment strategy, in relevant part, as follows:

      Passport Fund, an international small-cap Fund, seeks capital appreciation. To pursue this goal, the Fund primarily invests in the equity securities of foreign small-cap companies. These companies may be based in both developed and emerging economies. At least 65% of the Fund's total assets will normally be invested in foreign securities from a minimum of three countries.

The Board approved a revision of these sentences to read as follows, effective May 1, 2002:

      Passport Fund, an international small-cap Fund, seeks capital appreciation. To pursue this goal, the Fund normally invests at least 65% of its total assets in the equity securities of foreign small-cap companies from a minimum of three countries. These companies may be based in both developed and emerging economies.

All Funds - Investments in Other Investment Companies

The Board also approved an amendment of the Dreyfus Founders Funds' policy with respect to investments in other investment companies to read as follows:

      Each of the Funds may acquire securities of other investment companies, subject to the limitations of the 1940 Act and the conditions of exemptive orders issued by the SEC. Except as provided below, no Fund intends to purchase such securities during the coming year in excess of the following limitations: (a) no more than 3% of the voting securities of any one investment company may be owned in the aggregate by the Fund and all other Funds, (b) no more than 5% of the value of the total assets of the Fund may be invested in any one investment company, and (c) no more than 10% of the value of the total assets of the Fund and all other Funds may be invested in the securities of all such investment companies. Should a Fund purchase securities of other investment companies, shareholders may incur additional management, advisory, and distribution fees. The Funds (other than Money Market Fund) also may invest their uninvested cash reserves in shares of the Money Market Fund and/or one or more money market funds advised by affiliates of Founders. Such investments will not be subject to the limitations described above, except that a Fund's aggregate investment of uninvested cash reserves in such money market funds may not exceed 25% of its total ASSETS.

In addition, the Board approved revising the Funds' non-fundamental investment restrictions numbered 8 and 9 to read as follows:

      No Fund may:

      8. With the exception of investments in obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, investments in affiliated money market funds as described under "Investment Strategies and Risks - Securities of Other Investment Companies," and investments made by Focus Fund, purchase the securities of any issuer if, as a result, more than 5% of its total assets would be invested in the securities of that issuer.

      9. With the exception of investments in affiliated money market funds as described under "Investment Strategies and Risks - Securities of Other Investment Companies," and investments made by Focus Fund, purchase the securities of any issuer if such purchase would cause the Fund to hold more than 10% of the outstanding voting securities of such issuer.

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In  addition,  the Board  approved  the  deletion of the Funds'  non-fundamental investment restriction no. 14, which provided that Government Securities Fund may not invest more than 5% of the value of its net assets in equity securities.

All Funds - Derivatives Policy

The Board of Directors also approved changes in the Dreyfus Founders Funds' policy with respect to derivatives. In connection with these changes, the relevant sections of the Funds' prospectuses have been revised to read substantially as follows:

      Unlike stocks or bonds that represent actual ownership of the equity or debt of an issuer, derivatives are instruments that derive their value from an underlying security, index, or other financial instrument. All of the Funds except the Money Market Fund may use derivative instruments to engage in hedging strategies, to increase a Fund's exposure to certain investments without directly buying those investments, or to manage cash. Derivatives the Funds (other than Money Market Fund) may use include futures contracts and forward contracts, and purchasing and/or writing (selling) put and call options on securities, securities indexes, futures contracts, and foreign currencies. The Funds have limits on the use of derivatives and are not required to use them in seeking their investment objectives.

      Certain strategies may hedge all or a portion of a Fund's portfolio against price fluctuations. Other strategies, such as buying futures and call options, would tend to protect a Fund against increases in the prices of securities or other instruments the Fund intends to buy. Forward contracts, futures contracts and options may be used to try to manage foreign currency risks on a Fund's foreign investments. Options trading may involve the payment of premiums and has special tax effects on a Fund.

The changes to the policies of all Funds with respect to investments in other investment companies and derivatives became effective November 28, 2001.